CHINA INFORMATION TECHNOLOGY, INC.
ANNOUNCES SECOND QUARTER 2011 RESULTS

(Shenzhen, China – August 10, 2011) -- China Information Technology, Inc. (Nasdaq: CNIT), a leading provider of Information Technology (IT) and Display Technology (DT) based in China, today announced its financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Financial Highlights

  Revenues decreased 16.79% YoY to US$27.89 million

  Gross Profit decreased 29.03% YoY to US$ 11.92 million, with Gross Margin shrinking to 42.75%

  Operating Profit decreased 54.98% YoY to US$ 5.46 million

  Non-GAAP Net Income decreased 43.03% YoY to US$ 5.63 million

  Non-GAAP Fully Diluted EPS was US$ 0.11

  Cash flow from operations was US$1.90 million vs. $3.45 million a year ago

Mr. Jiang Huai Lin, Chairman and Chief Executive Officer of the Company, commented, “We faced an unexpected slowdown in our business in the second quarter due to intensified monetary tightening policies implemented by the Chinese government in its attempt to curb rising inflation. In particular, the central government has slowed large investments in infrastructure projects in order to ease inflationary pressure on domestic commodities. As a result, our projects from government customers, which account for over half of our revenues, were affected. Still, despite the slowdown, we managed to win new contracts worth over $30 million during the quarter.

“Our ability to secure new projects during this difficult period is an affirmation of our status as a preferred provider of IT and DT products and solutions for our customers. Demand for our core IT offerings, which includes software, hardware and fully integrated solutions for Geographic Information Systems (GIS), Digital Public Security Technologies (DPST) and Hospital Information Systems (HIS), came from a broad geographic mix of customers, and included work for the Shenzhen Traffic Police Bureau, the International Summer Universiade games being held in August, and the Hong Kong-Shenzhen border e-Channel systems. Additionally, we continued to see significant growth in our DT segment, which includes products for GIS, DPST, HIS, education and media solutions, and consumer products. DT revenues contributed to roughly 40% of our total revenues in the second quarter, compared with 30% of total revenues in the first quarter of 2011. We strongly believe there will be continuing opportunities for us in both business segments. Meanwhile, our search for a suitable CFO is ongoing and we are actively engaged in vetting suitable candidates for the position. In the interim, our Board of Directors has appointed Mr. Zhao Zhi Qiang as the Company’s Interim CFO effective as of August 5, 2011. Mr. Zhao has been the Company’s Chief Operating Officer since November 2009, and has held several senior-level management positions at both the Company and its subsidiaries in the past. He has extensive experience in corporate operations and integration, strategic planning and human resources management.

“The impact from the government’s continued attempts to tighten monetary policies is likely to carry on into the third and fourth quarters, and we expect this to affect our full year results. Despite the challenges of the current business environment, we believe our new business initiatives will help us offset some of the pressure and weather this difficult period. We are confident in our ability to overcome these new challenges by remaining focused on our business and executing our strategy.”

Second Quarter 2011 Financial Results

Revenues

For the three months ended June 30, 2011 revenue was $27.89 million, as compared to $33.52 million for the three months ended June 30, 2010, a decrease of $5.63 million, or 16.79% . The decrease was primarily due to the Chinese government’s recent implementation of new monetary tightening policies, which led to a slow-down in projects for the Company’s government customers, which generated over half of the Company’s revenues during the three-month periods ended June 30, 2011 and 2010.

Product sales increased by $3.64 million, or 48.74%, to $ 11.11 million for the three months ended June 30, 2011, as compared to $7.47 million in the same period of 2010. Product sales constituted 39.85% of total revenue during the three-month period ended June 30, 2011, as compared with 22.29% during the same period ended June 30, 2010. The increase mainly reflected the Company’s efforts to grow its Display Technology solutions segment.

Software sales decreased by $13.15 million or 58.69%, to $9.26 million for the three months ended June 30, 2011, from $22.41 million for the three months ended June 30, 2010. Software sales constituted 33.19% of total revenue, which decreased from 66.85% during the same period in the prior year.

Sales of system integration services increased by $3.65 million for the three months ended June 30, 2011, as compared to the same period of 2010. As a percentage of revenue, it increased from 10.4% during the three months ended June 30, 2010 to 25.59% during the current quarter. The increase was mainly the result of an increase in demand for system integration solutions in connection with the Shenzhen Summer Universiade, which will be held in August 2011, and new integration projects the Company secured during the fiscal quarter ended June 30, 2011, including a $3.5 million system integration contract with the Shenzhen Traffic Police Bureau.

Other revenue increased by $0.23 million, from $0.15 million in the three months ended June 30, 2010 to $0.38 million in the same period of 2011. Other revenue was derived from maintenance services during the current period while during the three months ended June 30, 2010, the Company also generated royalty income.

In terms of segment weights, IT segment accounted for 60.22% of revenues in Q2 2011, as compared with 82.36% in the same period last year. DT segment contributed 39.78% of revenues in Q2 2011, as compared with 17.64% in the same period last year. The revenue increase of DT segment and the decline in revenue from IT segment reflect two initiatives we are taking in fiscal year 2011. The first initiative is to grow the Company’s DT segment in response to increased demand from the broader market for more specialized solutions. The second initiative is to be more selective with the acceptance of orders in an effort to improve the quality of earnings.

Cost of Revenue and Gross Profit

Cost of revenues decreased $0.75 million, or 4.51%, to $15.97 million, for the three months ended June 30, 2011, as compared with $16.72 million for the three months ended June 30, 2010. Gross margin was 42.75% for the three months ended June 30, 2011, a decrease of 737 basis points from 50.12% in the same period of 2010. The decrease in gross profit margins resulted from several factors. During the current quarter, the Company continued to grow its DT solutions, and the percentage of revenue increased from 17.64% during the three months ended June 30, 2010 to 39.78% during the three months ended June 30, 2011. The increase in contribution from DT revenues resulted in a decrease in gross profit margin for the three months ended June 30, 2011. The gross profit margin for system integration business decreased from 83.63% during the three months ended June 30, 2010 to 30.33% in the three months ended June 30, 2011 primarily due to the high profit margin of certain projects in the 2010 period. However, gross margin from the Company’s software business increased to 76.91% during the three months ended June 30, 2011 from 54.22% during the three months ended June 30, 2010, primarily due to reduced production outsourcing. Following the contraction of software business described above, the Company’s own resources were able to handle and complete most of the work, resulting in lower subcontractor fees for the three months ended June 30, 2011.

The increase in gross profit margin for all of the Company’s key segments is due to its recent efforts to be more discerning with new contracts signed, following its previously stated initiative towards improving the quality of earnings. These changes were the result of being more selective with the profitability and accounts receivable turnover of projects.

Administrative Expenses

Administrative expenses consist primarily of compensation and benefits to the general management, finance and administrative staff, professional advisor fees, audit fees and other expenses incurred in connection with general operations. Administrative expenses increased by $0.75 million, or 28.76%, to $3.38 million for the three months ended June 30, 2011, from $2.62 million in the same period of 2010. Notable changes that resulted in the increase of administrative expenses were: a) an increase in the impairment of a long-term investment of $0.34 million compared with impairment recognized during the second fiscal quarter of 2010; b) an increase of provisions for accounts receivables and inventories of $0.19 million and $0.11 million, respectively, from the second fiscal quarter of 2010; c) a $0.34 million increase in depreciation and amortization expenses from the second fiscal quarter of 2010; and d) offset by a $0.25 million decrease in salary cost as a result of the reduction in head count, which decreased from 1,490 as at 30 June 2010 to 1,370 as at this period end.

Research and Development Expenses

The Company’s research and development expenses consist primarily of personnel-related expenses, as well as costs associated with new software and hardware development and enhancement. Research and development expenses increased by $0.59 million, or 105.19%, to $1.15 million for the three months ended June 30, 2011, from $0.56 million in the same period of 2010. As a percentage of revenue, research and development expenses accounted for approximately 4.13% of total revenue for the three months ended June 30, 2011, compared with 1.67% of total revenue for the same period in 2010. Such an increase was primarily due to efforts to improve the profitability of existing products as well as development of new products.

Selling Expenses

Selling expenses consist primarily of compensation and benefits to the sales and marketing staff, sales and after-sales traveling costs, and other sales related costs. Selling expenses increased $0.45 million, or 30.05%, to $1.94 million for the three months ended June 30, 2011, from $1.49 million in the corresponding period of 2010. This increase was due to the Company’s increasingly nationwide market expansion, which requires increased travel and telecommunication expenses as well as increased total compensation to sales and marketing staff.

Income from Operations

Income from operations was $5.46 million in the second quarter of 2011, a decrease of 54.98%, or $6.67 million from $12.13 million in the same period in 2010.

Net Income Attributable to the Company

As a result of the factors described above, net income decreased $3.75 million, or 40.10%, to $5.6 million during the three months ended June 30, 2011, from $9.35 million for the same period in 2010.

Net income attributable to the Company on a Non-GAAP basis was $5.63 million in the second quarter of 2011 versus $ 9.87 million in the second quarter of 2010, a decrease of 43.03% .

Cash and Cash Equivalents

As of June 30, 2011, the Company had $21.43 million in cash and cash equivalents as well as restricted cash, as compared to $26.51 million at the end of 2010. Net cash provided by operating activities for the six months ended June 30, 2011 amounted to $1.90 million, a decrease from $3.45 million in net cash provided by operating activities for the same period of 2010.

Management Update

On August 5, 2011, the Board of Directors of the Company resolved to approve Mr. Zhao Zhi Qiang as the Company’s Interim Chief Financial Officer effective as of August 5, 2011.

Zhi Qiang Zhao, 40, has been the Company’s Chief Operating Officer since November 2009. Prior to this he served as the Company’s Chief Administrative Officer from September 2008 to November 2009. Mr. Zhao has been a member of the Company’s Board of Directors since September 1, 2008, and the President of the Company’s subsidiary, IST, since January 2010. Mr. Zhao has extensive experience in corporate operations and integration, strategy planning and human resources management. Mr. Zhao has served as Admin and Human Resource Director of iASPEC since April 2005, and as Deputy General Manager of iASPEC since July 2006. Prior to this, Mr. Zhao served, from March 2003 to March 2005, as Supervisor of Human Resources for Foxconn Technology Group. Mr. Zhao holds a Bachelor’s degree in Mechanical and Electrical Engineering from Inner Mongolia University.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude non-cash charges. China Information Technology believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of China Information Technology. Accordingly, management excludes the expense arising from certain non-cash charges when making operational decisions. China Information Technology believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand China Information Technology's financial performance in comparison to historical periods. In addition, it allows investors to evaluate China Information Technology's performance using the same methodology and information as that used by China Information Technology's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, China Information Technology's management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table presents the non-GAAP financial measures contained in this press release and the most directly comparable GAAP measures and provides a reconciliation of the non-GAAP measures to the most directly comparable GAAP measures.

Q2-2011 Reconciliation of Net Income and EPS to Exclude Amortization of Intangible Assets & Contingent Consideration
For Quarter Ended June 30, 2011

	3 Mos. Ended	3 Mos. Ended	6 Mos. Ended	6 Mos. Ended
	30-Jun-11	30-Jun-10	30-Jun-11	30-Jun-10
Net income Attributable to the Company	5,601,687	9,352,069	13,824,020	15,633,177
Amortization	314,786	427,391	627,737	927,048
Change in fair value of contingent consideration*	(291,072)	94,829	(1,469,446)	(700,268)
Net income (without amortization and contingent consideration)	5,625,401	9,874,289	12,982,311	15,859,957
Weighted Average Number of Shares
Outstanding
Basic	52,636,365	51,450,623	52,583,879	51,332,698
Diluted	52,636,365	51,450,623	52,583,879	51,332,698
Earnings per share (without amortization and contingent consideration)
Basic	$0.11	$0.19	$0.25	$0.31
Diluted	$0.11	$0.19	$0.25	$0.31

*Represents a gain from the change of fair value of the contingent consideration for the acquisition of Huipu Electronics (Shenzhen) Co., Ltd. as at 06/30/2011, according to FASB ASC 805- Business Combination

Conference Call

China Information Technology will host a corresponding conference call and live webcast before the market opens on Wednesday, August 10, 2011 at 8:00 am Eastern Daylight Time (EDT) (which is also 8:00 pm in Beijing and Hong Kong).

The dial-in details for the live conference call are as follows:

- U.S. Toll Free Number:	+1 866 519 4004
- International Dial-in Number:	+65 6723 9381
- Mainland China Toll Free Number:	800 819 0121
- Hong Kong Toll Free Number:	8 0093 0346
Conference ID: 88481325

A live and archived webcast of the call will be available on the Investor Relations section of China Information Technology’s website at http://www.chinacnit.com.

A telephone replay of the call will be available beginning two hours after the conclusion of the conference call through 11:00am Eastern Daylight Time, August 17, 2011.

The dial-in details for the replay are as follows:

- U.S. Toll Free Number	+1 866 214 5335
- International Dial-in Number	+61 2 8235 5000
Conference ID: 88481325

About China Information Technology, Inc.

China Information Technology, Inc., through its subsidiaries and other consolidated entities, specializes in information technologies and display technologies. Headquartered in Shenzhen, China, the Company’s integrated solutions include specialized software, hardware, systems integration, and related services. To learn more about the Company, please visit its corporate website at http://www.chinacnit.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Information Technology, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the significance of the Company's new contract wins during the quarter; the ability of the Company to continue to strengthen its position in the industry by winning and successfully performing under national contracts; the significance of the Company’s business segments, the ability of the Company to secure future opportunities in the market by leveraging its R&D capabilities and reputation; the general ability of the Company to achieve its commercial objectives, including the Company’s plan to sustain the growth while creating shareholder value; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For further information, please contact:

China Information Technology, Inc.
Margie Ma
Tel: + 86 755 8370 4734
Email: IR@chinacnit.com
Web: http://www.chinacnit.com

Christensen
Kathy Li
Tel: +1 480 614 3036
Email: kli@christensenir.com

Teal Willingham
Tel: +86 10 5826 4939
Email: twillingham@christensenir.com.

CHINA INFORMATION TECHNOLOGY, INC. CONDENSED CONSOLIDATED BALANCE SHEETS JUNE 30, 2011 AND DECEMBER 31, 2010 Expressed in U.S. dollars (Except for share amounts)

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,631,618	$18,166,857
Restricted cash	11,801,481	8,344,147
Accounts receivable:
Billed, net of allowance for doubtful accounts of $ 5,548,000 and $6,073,000, respectively	35,714,301	31,172,599
Unbilled	71,988,882	67,622,656
Bills receivable	35,581	201,003
Advances to suppliers	11,129,156	9,246,437
Amounts due from related parties	62,588	330,876
Inventories, net of provision of $955,000 and $578,000,
respectively	24,869,787	19,931,866
Other receivables and prepaid expenses	4,226,119	2,463,562
Deferred tax assets	1,229,363	1,565,006
TOTAL CURRENT ASSETS	170,688,876	159,045,009
Deposit for software purchase	2,552,550	3,034,000
Deposit for purchase of land use rights	27,091,750	26,566,377
Long-term investments	2,461,695	3,296,252
Property, plant and equipment, net	85,114,427	79,348,883
Land use rights, net	1,945,199	1,929,194
Intangible assets, net	13,931,788	13,725,274
Goodwill	53,005,334	51,918,275
Deferred tax assets	757,900	538,460
TOTAL ASSETS	$357,549,519	$339,401,724
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term bank loans	$43,215,288	$35,326,566

9

Accounts payable	15,070,939	17,249,334
Bills payable	21,546,474	20,536,475
Advances from customers	5,593,614	7,480,686
Amounts due to related parties	609,746	1,293,866
Accrued payroll and benefits	2,700,731	4,304,988
Other payables and accrued expenses	10,924,076	6,953,561
Contingent consideration, current portion	616,724	3,267,087
Income tax payable	2,867,350	3,809,708
TOTAL CURRENT LIABILITIES	103,144,942	100,222,271
Long-term bank loans	707,212	5,863,205
Amounts due to related parties, long-term portion	5,012,408	5,014,949
Contingent consideration, net of current portion	359,776	901,171
Deferred tax liabilities	1,452,592	1,824,434
TOTAL LIABILITIES	110,676,930	113,826,030
COMMITMENTS AND CONTINGENCIES	-	-
EQUITY
Common stock, par $0.01; authorized capital 200,000,000 shares;
shares issued and outstanding 2011: 52,642,365, 2010: 52,061,787 shares	260,921	255,115
Treasury stock, 6,000 shares, at cost	(11,468)	(11,468)
Additional paid-in capital	95,280,855	92,294,350
Reserve	12,968,985	12,968,985
Retained earnings	104,064,685	90,240,665
Accumulated other comprehensive income	16,059,316	11,325,040
Total equity of the Company	228,623,294	207,072,687
Non-controlling interest	18,249,295	18,503,007
Total equity	246,872,589	225,575,694
TOTAL LIABILITIES AND EQUITY	$357,549,519	$339,401,724

CHINA INFORMATION TECHNOLOGY, INC. CONDENSED CONSOLIDATED STATEMENT OF INCOME FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010 Expressed in U.S. dollars (Except for share amounts) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Revenue - Products	$11,113,382 $	7,471,511	$19,120,375	$13,819,481
Revenue - Software	9,255,633	22,406,236	23,147,158	37,584,868
Revenue - System integration	7,135,217	3,485,523	12,055,717	6,269,406
Revenue - Others	383,547	153,618	513,277	1,148,240
TOTAL REVENUE	27,887,779	33,516,888	54,836,527	58,821,995
Cost - Products sold	8,785,131	5,813,701	14,595,154	11,054,123
Cost - Software sold	2,137,286	10,257,690	6,386,892	16,659,101
Cost - System integration	4,971,036	570,721	8,114,193	3,046,531
Cost - Others	71,770	76,470	162,892	146,481
TOTAL COST	15,965,223	16,718,582	29,259,131	30,906,236
GROSS PROFIT	11,922,556	16,798,306	25,577,396	27,915,759
Administrative expenses	(3,375,472)	(2,621,501)	(5,879,779)	(5,391,532)
Research and development expenses	(1,150,407)	(560,649)	(1,883,737)	(1,130,080)
Selling expenses	(1,936,744)	(1,489,212)	(3,438,894)	(2,703,774)
INCOME FROM OPERATIONS	5,459,933	12,126,944	14,374,986	18,690,373
Subsidy income	87,064	268,898	117,504	431,680
Other income(loss), net	757,471	(324,700)	1,591,251	642,099
Interest income	39,940	10,403	134,946	29,294
Interest expense	(776,947)	(263,756)	(1,476,653)	(412,647)
INCOME BEFORE INCOME TAXES	5,567,461	11,817,789	14,742,034	19,380,799
Income tax expense	(239,440)	(2,163,609)	(1,319,958)	(3,334,692)
NET INCOME	5,328,021	9,654,180	13,422,076	16,046,107
Less: Net loss (income ) attributable to the non-controlling interest	273,666	(302,111)	401,944	(412,930)
NET INCOME ATTRIBUTABLE TO THE COMPANY	$5,601,687	$9,352,069	$13,824,020	$15,633,177
Weighted average number of shares
Basic	52,636,365	51,450,623	52,583,879	51,332,698
Diluted	52,636,365	51,450,623	52,583,879	51,332,698
Earnings per share - Basic and Diluted
	$0.11	$0.18	$0.26	$0.30
Basic - Net income attributable to the Company's common stockholders
Diluted - Net income attributable to the Company's common stockholders	$0.11	$0.18	$0.26	$0.30

CHINA INFORMATION TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010
Expressed in U.S. dollars (Except for share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Net income	$5,328,021	$9,654,180	$13,422,076	$16,046,107
Other comprehensive income:
Foreign currency translation gain	3,309,989	787,465	4,882,508	1,024,495
Comprehensive income	8,638,010	10,441,645	18,304,584	17,070,602
Comprehensive loss (income) attributable to the non-controlling interest	175,894	(322,572)	253,712	(433,428)
Comprehensive income attributable to the Company	$8,813,904	$10,119,073	$18,558,296	$16,637,174

CHINA INFORMATION TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2011 AND 2010
Expressed in U.S. dollars
(Unaudited)
	Six Months Ended
	June 30,	June 30,
	2011	2010
OPERATING ACTIVITIES
Net income	$13,422,076	$16,046,107
Adjustments to reconcile net income to net cash provided by operating activities:
(Reverse) provide provision for losses on accounts receivable and other receivables	(578,489)	267,716
Depreciation	5,161,401	3,441,071
Amortization of intangible assets and land use rights	882,055	927,048
Loss on disposal of property, plant and equipment, net	143,149	320,957
Provide (reverse) provision for obsolete inventories	361,384	(1,362)
Change in fair value of contingent consideration	(1,469,446)	(700,268)
Change in deferred income tax	(311,254)	215,192
Impairment of long-term investments	890,438	-
Imputed interests in relation to shareholder's loan	125,000	-
Changes in operating assets and liabilities
(Increase) decrease in restricted cash	(249,697)	457,202
Increase in accounts receivable	(6,125,482)	(10,656,507)
(Increase) decrease in advances to suppliers	(1,777,253)	2,091,453
(Increase) decrease in other receivables and prepaid expenses	(1,815,261)	313,302
Increase in inventories	(4,826,735)	(10,164,333)
Decrease in accounts payable	(1,888,310)	(5,209,216)
Decrease in advances from customers	(2,008,268)	(695,808)
(Decrease) increase in amounts due to related parties	(363,537)	5,311,077
Increase in accrued expenses and other liabilities	3,271,516	921,098
(Decrease) increase in income tax payable	(941,434)	569,611
Net cash provided by operating activities	1,901,853	3,454,340
INVESTING ACTIVITIES
Purchase of land use rights	-	(230,970)
Purchases of property, plant and equipment	(3,331,779)	(11,038,575)
Capitalized and purchased software development costs	(795,894)	(432,547)

Proceeds from sales of property and equipment	-	44,007
Deposit for purchase of land use rights	-	(165,093)
Deposit for software purchase	(5,358,500)	(4,777,693)
Net cash (used in) investing activities	(9,486,173)	(16,600,871)
FINANCING ACTIVITIES
Borrowings under short-term loans	50,286,201	21,003,299
Borrowings under long-term loans	-	4,019,306
Repayment of short-term loans	(47,281,885)	(14,887,816)
Repayment of long-term loans	(1,157,117)	(1,906,970)
Issued common stock	-	9,383,440
Increase in restricted cash in relation to bank borrowings	(3,008,573)	(368,895)
Net cash (used in)/ provided by financing activities	(1,161,374)	17,242,364
Effect of exchange rate changes on cash and cash equivalents	210,455	170,806
NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(8,535,239)	4,266,639
CASH AND CASH EQUIVALENTS, BEGINNING	18,166,857	13,478,633
CASH AND CASH EQUIVALENTS, ENDING	$9,631,618	$17,745,272
Supplemental disclosure of cash flow information:
Cash paid during the year
Income taxes	$2,640,260	$2,547,020
Interest paid	$1,332,230	$449,494

Supplemental disclosure of significant non-cash transactions:

On February 8, 2011, the Company granted eligible employees a total of 250,000 shares of the Company's common stock as compensation under the China Information Technology, Inc. 2007 Equity Incentive Plan (“The Plan”). The fair value of these shares of approximately $1.1 million, based on the quoted market price, was accrued as of December 31, 2010 as the compensation was for services provided in 2010.

On May 3, 2011, upon achievement of earn out targets by Huipu, the Company issued 330,578 shares of the Company’s common stock in connection with the acquisition of Huipu.